EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Belo Savings Plan (the Plan) of our reports (a) dated January 30, 2004, with respect to the consolidated financial statements of Belo Corp. and subsidiaries included in the Annual Report (Form 10-K) of Belo Corp. and (b) dated May 14, 2004, with respect to the financial statements and schedules of the Belo Savings Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2003, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Dallas, Texas
December 2, 2004